UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2012

CHIQUITA BRANDS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

New Jersey (State or Other Jurisdiction of Incorporation)	1-1550 (Commission File Number)	04-1923360 (IRS Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio 45202
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (513) 784-8000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions
□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On August 7, 2012, Chiquita Brands International, Inc. (the “Company”) announced that its Board of Directors had approved a restructuring plan, designed to rebalance its structure by strategically transforming the Company to a high volume, lower cost operator by better leveraging its economies of scale, iconic brand, and core distribution, quality and customer service competencies (the “Restructuring Plan”).  As part of this strategic change, the Company will simplify and reduce its administrative and manufacturing overhead structure.  The restructuring is expected to result in sustainable annual cost reductions of at least $60 million, which the Company expects to begin to recognize approximately $8 million in the fourth quarter of 2012 and to fully realize in 2013.

The Restructuring Plan contemplates a simplification and reduction of the Company’s overhead and operating structure, including the elimination of some senior management level positions to bring operational functions closer in-line with strategic decisions to be a more cost efficient, competitive business.  Along with simplifying the organization, to achieve the savings, the Company also expects to benefit from efficiencies in sourcing and logistics, decreased research and development spending in non-core products, and continued improvements in manufacturing costs.  The majority of the savings come from a simplification and reduction of overhead and operating structure, including the elimination of about 310 positions.  The Restructuring Plan also contemplates a reduction of selling, general and administrative expense to less than 8% of sales (which is a level in-line with the Company’s competitors and industry benchmarks) and further consolidation of corporate and operational functions to the Company's new global headquarters in Charlotte, North Carolina.

The Restructuring Plan will result in a one-time charge of approximately $15 million, which would be incurred in the second half of 2012.  Of this amount, approximately $13 million is attributable to severance and other one-time termination costs, with the remaining $2 million resulting from non-cash write-downs related to assets.  The Company may identify additional opportunities as it implements the Restructuring Plan that could require as yet unidentified charges.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b, e)           As the Company pursues the strategic direction referenced in Item 2.05 above with a focus in driving profits in its core businesses, on August 7, 2012, the Company’s Board of Directors and its chief executive officer announced that they believe that this is the right time to announce the Company's plans to transition leadership.  The Board of Directors has formed a committee to oversee the process of selecting a new chief executive officer, and a leading executive search firm has been retained to assist in identifying qualified candidates to fill the position.  Mr. Aguirre will remain as Chairman and Chief Executive Officer until the hiring of a new CEO.  The Company and Mr. Aguirre intend to enter into a transition agreement pursuant to which Mr. Aguirre will remain employed under his current employment agreement until the new CEO is appointed, at which time his employment will terminate and Mr. Aguirre will receive severance payments and benefits in accordance with the terms of the employment agreement.  Pursuant to the transition agreement, Mr. Aguirre will provide transition consulting services to the Company during the twelve month period immediately following termination of his employment, for which he will receive a monthly consulting fee of $40,000 as well as continued vesting of his time-vesting restricted stock unit awards.  A copy of Mr. Aguirre’s transition agreement will be filed when agreed upon and executed.

Forward Looking Statements. This report contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including: the customary risks experienced by global food companies, such as prices for fuel and other commodity inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the Company or the industry, labor relations, taxes, political instability and terrorism; challenges in implementing the relocation of the Company’s corporate headquarters, and other North American corporate functions, to Charlotte, North Carolina; challenges in implementing restructuring and leadership changes highlighted in this report; unusual weather events, conditions or crop risks; the Company’s continued ability to access the capital and credit markets on commercially reasonable terms and comply with the terms of its agreements; and the outcome of pending litigation and governmental investigations involving the Company, as well as the legal fees and other costs incurred in connection with these items.  Any forward-looking statements made in this report speak as of the date made and are not guarantees of future performance or amounts. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and, except as may be required by law, the Company undertakes no obligation to update any such statements.  Additional information on factors that could influence the Company’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2012	CHIQUITA BRANDS INTERNATIONAL, INC.

	By:	/s/ James E. Thompson
James E. Thompson
Senior Vice President, General Counsel and Secretary